Exhibit 99.1

MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Tom Kaczynski
330-796-6704
FOR IMMEDIATE RELEASE

Goodyear Reports Higher Fourth Quarter, Full-Year Results

- Record fourth quarter segment operating income of $419 million, up 54%

- Record full-year segment operating income of $1.6 billion, up 27%

- North America sets earnings records for fourth quarter, full year

- Free cash flow from operations of $1 billion for 2013, up 43%

- Company achieves milestone, fully funds hourly U.S. pension plans

- Company reaffirms 2014-2016 financial targets

AKRON, Ohio, February 13, 2014 – The Goodyear Tire & Rubber Company today reported results for the fourth quarter and full-year of 2013.

“Our outstanding fourth quarter and full-year earnings confirm that our strategy is working and demonstrate Goodyear’s ability to deliver sustainable earnings growth and strong free cash flow,” said Richard J. Kramer, chairman and chief executive officer. “Our North America business achieved record earnings in all four quarters of 2013.”

Subsequent to the year-end, and consistent with its previously announced pension strategy, Goodyear has taken steps to fully fund its hourly U.S. pension plans with $1.15 billion of available cash balances and has begun the process to freeze and de-risk the plans.

“Our 2013 performance has given us the confidence to fully fund our hourly U.S. pension plans,” Kramer said. “This is a major milestone in our history and will provide greater transparency to our underlying tire business while improving earnings and cash flow. Moving past these legacy obligations is a new beginning for our company.”

Goodyear’s fourth quarter 2013 sales were $4.8 billion, down 5 percent from the year ago quarter. Fourth quarter 2013 sales reflect $64 million in higher tire unit volumes; $178 million in lower sales in other tire related businesses, most notably third party chemical sales in North America; $36 million in lower price/mix, principally due to lower raw material costs; and $102 million in unfavorable foreign currency translation. Tire unit volumes totaled 40.7 million, up 2 percent from the fourth quarter of 2012.

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“As industry volumes recover, we continue to see mixed growth rates globally, but there is strong growth in the high-value-added segments we are targeting,” Kramer said. “We remain disciplined in our approach, seeking growth where our brands and value proposition enhance our profitability.”

The company reported record segment operating income of $419 million in the fourth quarter of 2013. This was up 54 percent from the 2012 quarter, reflecting favorable price/mix net of raw materials of $98 million (excluding raw material cost savings), lower unabsorbed overhead of $55 million due to higher production levels and $11 million in higher tire unit volumes, partially offset by $32 million in higher SAG expenses and $24 million in unfavorable foreign currency translation. See the note at the end of this release for further explanation and a segment operating income reconciliation table.

Goodyear’s fourth quarter 2013 net income available to common shareholders was $228 million (84 cents per share), a fourth quarter record and up from breakeven in the 2012 quarter. All per share amounts are diluted.

The 2013 fourth quarter included total charges of $17 million (6 cents per share) due to rationalizations, asset write-offs and accelerated depreciation; and gains of $41 million (15 cents per share) due to income and other discrete tax benefits and $2 million (1 cent per share) from asset sales. All amounts are after taxes and minority interest.

The 2012 fourth quarter included total charges of $85 million (34 cents per share) due to rationalizations, asset write-offs and accelerated depreciation, primarily related to the announced closure of the Amiens North factory in France; $9 million (4 cents per share) due to discrete tax charges; $6 million (2 cents per share) resulting from a strike in South Africa; and $5 million (2 cents per share) due to charges relating to labor claims with respect to a previously closed facility in Europe; and gains of $6 million (2 cents per share) in insurance recoveries related to flooding in Thailand and $2 million (1 cent per share) from asset sales. All amounts are after taxes and minority interest.

See the table at the end of this release for a list of significant items impacting the 2013 and 2012 quarters.

Full-Year Results

Goodyear’s 2013 annual sales were $19.5 billion, down 7 percent from 2012. Sales reflect $665 million in lower sales in other tire-related businesses, most notably third party chemical sales in North America; $354 million in unfavorable foreign currency translation; $166 million in lower tire unit volumes; and $206 million in lower price/mix. Tire unit volumes totaled 162.3 million, down 1 percent from 2012.

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The company’s segment operating income of $1.6 billion was up 27 percent from 2012. Compared to the prior year, 2013 segment operating income reflects favorable price/mix net of raw materials of $436 million (excluding raw material cost savings), which more than offset $52 million in higher unabsorbed overhead costs, $63 million in unfavorable foreign currency translation and $24 million in lower tire volume.

Goodyear’s 2013 net income available to common shareholders of $600 million ($2.28 per share) is up from $183 million (74 cents per share) in 2012. All per share amounts are diluted.

The company generated more than $1 billion of free cash flow from operations, resulting from higher net income and a $415 million benefit from working capital. See the note at the end of this release for further explanation and a free cash flow from operations reconciliation table.

Business Segment Results

North America

	Fourth Quarter		Twelve Months
(in millions)	2013	2012	2013	2012
Tire Units	16.3	15.8	61.7	62.6
Sales	$2,131	$2,314	$8,684	$9,666
Segment Operating Income	199	116	691	514
Segment Operating Margin	9.3%	5.0%	8.0%	5.3%

North America’s fourth quarter sales decreased 8 percent from 2012 to $2.1 billion. Sales reflect a $170 million decline in sales in other tire-related businesses, most notably third-party chemical sales, and lower price/mix. These were partially offset by the impact of a 3 percent increase in tire unit volumes. Original equipment unit volume was up 7 percent. Replacement tire shipments were up 1 percent.

Fourth quarter segment operating income of $199 million was up 72 percent from the prior year, and a fourth quarter record. Segment operating income was positively impacted by favorable price/mix net of raw materials of $45 million, lower conversion costs of $31 million and increased tire volume of $8 million.

Europe, Middle East and Africa

	Fourth Quarter		Twelve Months
(in millions)	2013	2012	2013	2012
Tire Units	14.4	14.2	60.8	62.7
Sales	$1,631	$1,602	$6,567	$6,884
Segment Operating Income	101	38	298	252
Segment Operating Margin	6.2%	2.4%	4.5%	3.7%

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Europe, Middle East and Africa’s fourth quarter sales increased 2 percent from 2012. Sales reflect a 1 percent increase in tire unit volume and favorable foreign currency translation of $27 million, which was partially offset by lower price/mix. Original equipment unit volume was up 4 percent. Replacement tire shipments were flat.

Fourth quarter 2013 segment operating income of $101 million was $63 million above the prior year. Favorable price/mix net of raw materials of $40 million, lower conversion costs of $27 million, higher tire unit volumes of $4 million and $3 million in favorable foreign currency translation positively impacted segment operating income.

The company has ceased production at its Amiens North plant in France, which produced consumer and farm tires. The facility will close during the first quarter of 2014. The timing of the company’s exit from the Europe, Middle East and Africa farm tire business will be determined later in the year. These actions will result in about $75 million of annual profit improvement, with approximately $40 million expected in 2014.

Latin America

	Fourth Quarter		Twelve Months
(in millions)	2013	2012	2013	2012
Tire Units	4.4	4.8	17.9	18.1
Sales	$492	$541	$2,063	$2,085
Segment Operating Income	52	61	283	223
Segment Operating Margin	10.6%	11.3%	13.7%	10.7%

Latin America’s fourth quarter sales decreased $49 million from the prior year to $492 million. Sales reflect $83 million in unfavorable foreign currency translation. Improved price/mix more than offset an 8 percent decrease in tire unit volume. Original equipment unit volume was down 16 percent, primarily due to reduced vehicle production in Brazil. Replacement tire shipments were down 4 percent, primarily in Venezuela.

Fourth quarter segment operating income of $52 million was down $9 million from 2012. Segment operating income was positively impacted by price/mix improvements of $48 million and lower raw material costs of $12 million. These were more than offset by $28 million in higher SAG expenses, primarily due to marketing activities in support of new product launches and the impact of inflation on wages and other costs; higher conversion costs of $22 million due to the impact of inflation on wages and other costs; $12 million in unfavorable currency translation; and $10 million in lower tire unit volume.

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Asia Pacific

	Fourth Quarter		Twelve Months
(in millions)	2013	2012	2013	2012
Tire Units	5.6	5.2	21.9	20.6
Sales	$537	$588	$2,226	$2,357
Segment Operating Income	67	57	308	259
Segment Operating Margin	12.5%	9.7%	13.8%	11.0%

Asia Pacific’s fourth quarter sales decreased 9 percent from 2012 to $537 million. Sales reflect an 8 percent increase in tire unit volume, which was more than offset by reduced price/mix, $39 million in unfavorable foreign currency translation and $7 million in lower sales in other tire-related businesses. Original equipment unit volume was up 6 percent. Replacement tire shipments were up 9 percent.

Fourth quarter segment operating income of $67 million was up 18 percent from 2012. Segment operating income was positively impacted by favorable price/mix net of raw materials of $12 million, lower factory start-up costs of $14 million and $9 million in higher tire unit volumes, which more than offset $14 million in unfavorable foreign currency translation and $4 million in higher SAG expenses.

Outlook

The company reaffirmed its 2014-2016 financial targets, which include:

- Annual segment operating income growth of between 10 percent and 15 percent,

- Annual positive free cash flow from operations and,

- An adjusted debt to EBITDAP ratio of 2.5x.

Additionally, the company continues to expect about a 2 percent to 3 percent increase in unit volumes for 2014 over 2013.

Common Stock Dividend

The company paid a quarterly dividend of 5 cents per share of common stock on December 1, 2013. On January 13, 2014, the Board of Directors also declared a dividend of 5 cents per share payable March 3, 2014, to shareholders of record on January 31, 2014.

Conference Call

Goodyear will hold an investor conference call at 9 a.m. today. Approximately 45 minutes prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations Web site: http://investor.goodyear.com.

Participating in the conference call will be Richard J. Kramer, chairman and chief executive officer, and Laura K. Thompson, executive vice president and chief financial officer.

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Investors, members of the media and other interested persons can access the conference call on the Web site or via telephone by calling either (800) 895-1085 or (785) 424-1055 before 8:55 a.m. and providing the Conference ID “Goodyear.” A taped replay will be available by calling (800) 753-4606 or (402) 220-2103. The replay will also remain available on the Web site.

Goodyear is one of the world’s largest tire companies. It employs about 69,000 people and manufactures its products in 52 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to implement successfully strategic initiatives; actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Operations

	(Unaudited) Three Months Ended		Year Ended
	December 31,		December 31,
(In millions, except per share amounts)	2013	2012	2013	2012
NET SALES	$4,791	$5,045	$19,540	$20,992

Cost of Goods Sold	3,690	4,100	15,422	17,163
Selling, Administrative and General Expense	736	707	2,758	2,718
Rationalizations	17	108	58	175
Interest Expense	105	87	392	357
Other (Income) Expense	(15)	11	97	139

Income before Income Taxes	258	32	813	440
United States and Foreign Taxes	2	39	138	203

Net Income (Loss)	256	(7)	675	237
Less: Minority Shareholders’ Net Income (Loss)	21	(14)	46	25

Goodyear Net Income	235	7	629	212
Less: Preferred Stock Dividends	7	7	29	29

Goodyear Net Income Available to Common Shareholders	$228	$—	$600	$183

Goodyear Net Income Available to Common Shareholders - Per Share of Common Stock
Basic	$0.92	$—	$2.44	$0.75

Weighted Average Shares Outstanding	247	245	246	245
Diluted	$0.84	$—	$2.28	$0.74

Weighted Average Shares Outstanding	280	247	277	247
Cash Dividends Declared Per Common Share	$—	—	$0.05	—

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets

	December 31,	December 31,
(In millions, except share data)	2013	2012
Assets:
Current Assets:
Cash and Cash Equivalents	$2,996	$2,281
Accounts Receivable, less Allowance - $99 ($99 in 2012)	2,435	2,563
Inventories:
Raw Materials	592	743
Work in Process	164	169
Finished Products	2,060	2,338

	2,816	3,250
Prepaid Expenses and Other Current Assets	397	404

Total Current Assets	8,644	8,498
Goodwill	668	664
Intangible Assets	138	140
Deferred Income Taxes	157	186
Other Assets	600	529
Property, Plant and Equipment less Accumulated Depreciation - $9,158 ($8,991 in 2012)	7,320	6,956

Total Assets	$17,527	$16,973

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$3,097	$3,223
Compensation and Benefits	758	719
Other Current Liabilities	1,083	1,182
Notes Payable and Overdrafts	14	102
Long Term Debt and Capital Leases due Within One Year	73	96

Total Current Liabilities	5,025	5,322
Long Term Debt and Capital Leases	6,162	4,888
Compensation and Benefits	2,673	4,340
Deferred and Other Noncurrent Income Taxes	256	264
Other Long Term Liabilities	966	1,000

Total Liabilities	15,082	15,814
Commitments and Contingent Liabilities
Minority Shareholders’ Equity	577	534
Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Preferred Stock, no par value:
Authorized, 50 million shares, Outstanding shares – 10 million (10 million in 2012), liquidation preference $50 per share	500	500
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 248 million (245 million in 2012) after deducting 3 million treasury shares (6 million in 2012)	248	245
Capital Surplus	2,847	2,815
Retained Earnings	1,958	1,370
Accumulated Other Comprehensive Loss	(3,947)	(4,560)

Goodyear Shareholders’ Equity	1,606	370
Minority Shareholders’ Equity – Nonredeemable	262	255

Total Shareholders’ Equity	1,868	625

Total Liabilities and Shareholders’ Equity	$17,527	$16,973

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended
(In millions)	December 31,
	2013	2012
Cash Flows from Operating Activities:
Net Income	$675	$237
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	722	687
Amortization and write-off of debt issuance costs	18	67
Net rationalization charges	58	175
Rationalization payments	(72)	(106)
Net gains on asset sales	(8)	(25)
Pension contributions and direct payments	(1,162)	(684)
Venezuela currency devaluation	115	—
Customer prepayments and government grants	44	131
Insurance proceeds	17	50
Changes in operating assets and liabilities, net of asset acquisitions and dispositions:
Accounts receivable	79	291
Inventories	366	619
Accounts payable - trade	(30)	(453)
Compensation and benefits	243	260
Other current liabilities	(28)	(24)
Other assets and liabilities	(99)	(187)

Total Cash Flows from Operating Activities	938	1,038
Cash Flows from Investing Activities:
Capital expenditures	(1,168)	(1,127)
Asset dispositions	25	16
Government grants received	9	2
Decrease in restricted cash	14	11
Short term securities acquired	(105)	(57)
Short term securities redeemed	89	28
Other transactions	—	4

Total Cash Flows from Investing Activities	(1,136)	(1,123)
Cash Flows from Financing Activities:
Short term debt and overdrafts incurred	31	77
Short term debt and overdrafts paid	(120)	(156)
Long term debt incurred	1,913	3,531
Long term debt paid	(681)	(3,717)
Common stock issued	22	3
Common stock dividends paid	(12)	—
Preferred stock dividends paid	(29)	(29)
Transactions with minority interests in subsidiaries	(26)	(71)
Debt related costs and other transactions	(16)	(64)

Total Cash Flows from Financing Activities	1,082	(426)
Effect of exchange rate changes on cash and cash equivalents	(169)	20

Net Change in Cash and Cash Equivalents	715	(491)
Cash and Cash Equivalents at Beginning of the Period	2,281	2,772

Cash and Cash Equivalents at End of the Period	$2,996	$2,281

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Non-GAAP Financial Measures

This earnings release presents total segment operating income and free cash flow from operations, on a historical basis, which are important financial measures for the company but are not financial measures defined by U.S. GAAP, and should not be construed as an alternative to corresponding financial measures presented in accordance with U.S. GAAP.

Total segment operating income is the sum of the individual strategic business units’ (SBUs) segment operating income as determined in accordance with U.S. GAAP. Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes.

Free cash flow from operations is the company’s cash flow from operations as determined in accordance with U.S. GAAP before pension contributions and direct payments and rationalization payments, less capital expenditures. Management believes that free cash flow from operations is useful because it represents the cash generating capability of the company’s ongoing operations, after taking into consideration capital expenditures necessary to maintain its business and pursue growth opportunities.

This earnings release also contains our targeted total segment operating income growth rate for 2014-2016 and our targeted ratio of Adjusted Debt to EBITDAP for 2016. Forward-looking total segment operating income and the ratio of Adjusted Debt to EBITDAP are important financial measures for the company but are not financial measures defined by U.S. GAAP, and should not be construed as an alternative to corresponding financial measures presented in accordance with U.S. GAAP.

Adjusted Debt is the sum of our total debt and our global pension liability, each as determined in accordance with U.S. GAAP, and EBITDAP, as adjusted, represents net income (the most directly comparable GAAP financial measure) before interest expense, income tax expense, depreciation and amortization expense, net periodic pension cost, rationalization charges and other (income) and expense. We refer to the ratio of Adjusted Debt to EBITDAP because we believe it is widely used by investors as a means of evaluating a company’s leverage. It should be noted that companies may calculate the components of this ratio differently; as a result, the ratio of Adjusted Debt to EBITDAP as presented herein may not be comparable to similarly-titled measures reported by other companies.

We are unable to present a quantitative reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures, because management cannot reliably predict all of the necessary components of those GAAP financial measures without unreasonable effort. These components could be significant to the calculation of those GAAP financial measures in the future.

See the tables below for reconciliations of historical total segment operating income and free cash flow from operations to the most directly comparable GAAP measures.

Total Segment Operating Income Reconciliation Table

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In millions)	2013	2012	2013	2012
Segment Operating Income	$419	$272	$1,580	$1,248
Rationalizations	17	108	58	175
Interest expense	105	87	392	357
Other (income) expense	(15)	11	97	139
Asset write-offs and accelerated depreciation	8	1	23	20
Corporate incentive compensation plans	29	22	108	69
Corporate pension curtailments/settlements	—	12	—	1
Intercompany profit elimination	(9)	(1)	(4)	(1)
Retained expenses of divested operations	(7)	2	24	14
Other	19	(2)	69	34

Income before Income Taxes	$258	$32	$813	$440

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Free Cash Flow from Operations Reconciliation Table

	Year Ended	Year Ended
(in millions)	Dec. 31, 2013	Dec. 31, 2012
Net Income	$675	$237
Depreciation and Amortization	722	687
Working Capital (1)	415	457
Pension Expense (2)	285	307
Other (3)	75	140
Capital Expenditures	(1,168)	(1,127)

Free Cash Flow from Operations (non-GAAP)	1,004	701

Capital Expenditures	1,168	1,127
Pension Contributions and Direct Payments	(1,162)	(684)
Rationalization Payments	(72)	(106)

Cash Flow from Operating Activities (GAAP)	$938	$1,038

Amounts are calculated from the consolidated Statements of Cash Flows except for pension expense, which is as reported in the Notes to Consolidated Financial Statements.

(1)	Working Capital represents total changes in accounts receivable, inventories and accounts payable – trade.
(2)	Pension expense is the net periodic cost (before curtailments, settlements and termination benefits) as reported in the pension-related note in the Notes to Consolidated Financial Statements.
(3)	Other includes amortization and write-off of debt issuance costs, net rationalization charges, net losses (gains) on asset sales, Venezuela currency devaluation, customer prepayments and government grants, insurance proceeds, compensation and benefits less pension expense, other current liabilities, and other assets and liabilities.

Fourth Quarter Significant Items (after tax and minority interest)

2013

•	Rationalizations, asset write-offs and accelerated depreciation, $17 million (6 cents per share)

•	Income and other discrete tax benefits, $41 million (15 cents per share)

•	Gains from asset sales, $2 million (1 cent per share)

2012

•	Rationalizations, asset write-offs and accelerated depreciation, $85 million (34 cents per share)

•	Discrete tax charges, $9 million (4 cents per share)

•	Loss resulting from a strike in South Africa, $6 million (2 cents per share)

•	Charges relating to labor claims with respect to a previously closed facility in Europe, $5 million (2 cents per share)

•	Insurance recoveries related to flooding in Thailand, $6 million (2 cents per share)

•	Gains from asset sales, $2 million (1 cent per share)

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